EXHIBIT 99.1
TIFFANY & CO.
NEWS RELEASE

Fifth Avenue & 57th Street	Contact:
New York, N.Y. 10022	Mark L. Aaron
212-230-5301
mark.aaron@tiffany.com

TIFFANY REPORTS ITS HOLIDAY PERIOD SALES RESULTS

New York, N.Y., January 17, 2017 - Tiffany & Co. (NYSE: TIF) reported its sales results for the two months ended December 31, 2016 (“holiday period”). Worldwide net sales of $966 million were slightly above $961 million a year ago, with sales growth in Asia-Pacific and Japan largely offset by lower sales in the Americas and Europe; worldwide comparable store sales declined 2%. On a constant-exchange-rate basis that excludes the effect of translating foreign-currency-denominated sales into U.S. dollars (see “Non-GAAP Measures”), worldwide net sales rose 1% from the prior year and comparable store sales declined 1%. There were no significant variations in performance among jewelry categories.

Frederic Cumenal, chief executive officer, said, “These overall holiday period sales results were somewhat lower than we had anticipated, but we continue to benefit from a favorable gross margin and prudent expense management. Although we do not anticipate any significant improvement in 2017 to the macroeconomic challenges that we faced this year, we continue to focus on our initiatives to enhance our stores and our customers’ experience, and to add newness to our product assortment, while maintaining effective marketing communications and a well-developed supply chain. We believe executing on these initiatives, which are within our control, will contribute over the long-term to strengthening Tiffany’s competitive position among global luxury brands.”

Net sales by region were as follows:

•
In the Americas, both total sales of $483 million and comparable store sales were 4% below the prior year. On a constant-exchange-rate basis, total sales declined 4% and comparable store sales declined 3%. Management attributed the lower sales to local customer spending, with a decline in U.S. sales exacerbated by a 14% decline at the Company’s Flagship store on Fifth Avenue in New York, which we attribute at least partly to post-election traffic disruptions.

•
In the Asia-Pacific region, total sales increased 7% to $200 million and comparable store sales declined 4%. On a constant-exchange-rate basis, total sales rose 9% and comparable store sales declined 3%.

Management noted strong growth in retail sales in China and in wholesale sales in Korea, but softness in most other markets throughout the region.

•
In Japan, total sales rose 16% to $143 million and comparable store sales rose 21%, which management attributed to higher spending by local customers. On a constant-exchange-rate basis, total sales increased 8% and comparable store sales rose 12%. Strong retail sales growth was partly offset by lower wholesale sales.

•
In Europe, total sales of $119 million were 10% below the prior year and comparable store sales declined 11%. On a constant-exchange-rate basis, total sales were equal to the prior year and comparable store sales were 4% below the prior year. Management attributed the sales performance to weak demand across continental Europe tied to domestic and foreign tourist spending, and noted modest growth in local-currency sales in the United Kingdom.

•	Other sales of $20 million rose 33% and comparable store sales declined 7% reflecting increased wholesale sales of diamonds, offset by lower retail sales in the United Arab Emirates (“UAE”).

•
At December 31, 2016, the Company operated 314 stores (125 in the Americas, 86 in Asia-Pacific, 55 in Japan, 43 in Europe, and five in the UAE), versus 307 stores a year ago (125 in the Americas, 81 in Asia-Pacific, 56 in Japan, 40 in Europe, and five in the UAE).

Full Year 2016 Outlook:
For the full 2016 fiscal year, (i) management expects earnings per diluted share to decline by no more than a mid-single-digit percentage on a GAAP basis, as well as on an adjusted basis (which in 2016 excludes a charge of approximately $0.13 per diluted share to be recorded in the fourth quarter of 2016 related to the impairment of capitalized costs for the development of a replacement of the Company’s finished goods inventory management system, and, in 2015, excluded loan impairment and certain staffing and occupancy charges - see “Non-GAAP Measures”); and (ii) management continues to expect worldwide net sales declining by a low single-digit percentage from the prior year. These expectations are approximations and are based on the Company’s plans and assumptions, including: (i) worldwide gross retail square footage increasing 3%, net through 11 store openings, 5 relocations and 6 closings; (ii) operating margin below the prior year due to an anticipated increase in gross margin more than offset by SG&A expense growth; (iii) interest and other expenses, net lower than 2015; (iv) an effective income tax rate consistent with the prior year; (v) the U.S. dollar unchanged at current spot rates versus other foreign currencies for the balance of the year; and (vi) weighted average diluted shares outstanding lower than in fiscal 2015. Management also expects for the full 2016 fiscal year: net cash provided by operating activities of more than $575 million and free cash flow (net cash provided by operating activities less capital expenditures - see “Non-GAAP Measures”) of more than $325 million, both of which now include a previously-unplanned and voluntary contribution of $125 million to the Company’s U.S. pension plan. These expectations are approximations and are based on the Company’s plans and assumptions, including: (i) net inventories below the prior year, (ii) capital expenditures of $240 million and (iii) net earnings in line with management’s expectations described above.

Next Scheduled Announcement:
The Company expects to report its fourth quarter and full year results on Friday March 17th before the market opens. To be notified of future announcements, please register at http://investor.tiffany.com (“E-Mail Alerts”).

Tiffany is the internationally-renowned jeweler founded in New York in 1837. Through its subsidiaries, Tiffany & Co. manufactures products and operates TIFFANY & CO. retail stores worldwide, and also engages in direct selling through Internet, catalog and business gift operations. For additional information, please visit www.tiffany.com or call our shareholder information line at 800-TIF-0110.

Forward-Looking Statements:
The historical trends and results reported in this document should not be considered an indication of future performance. Further, statements contained in this document that are not statements of historical fact, including those that refer to plans, assumptions and expectations for the current fiscal year and future periods, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, the statements under “Full Year 2016 Outlook” as well as statements that can be identified by the use of words such as ‘expects,’ ‘projects,’ ‘anticipates,’ ‘assumes,’ ‘forecasts,’ ‘plans,’ ‘believes,’ ‘intends,’ ‘estimates,’ ‘pursues,’ ‘continues,’ ‘outlook,’ ‘may,’ ‘will,’ ‘can,’ ‘should’ and variations of such words and similar expressions. Examples of forward-looking statements include, but are not limited to, statements we make regarding the Company’s plans, assumptions, expectations, beliefs and objectives with respect to store openings and closings; product introductions; sales; sales growth; sales trends; store traffic; competitive position; retail prices; gross margin; operating margin; expenses; interest and other expenses, net; effective income tax rate; net earnings and net earnings per share; share count; inventories; capital expenditures; cash flow; liquidity; currency translation; macroeconomic conditions; growth opportunities; litigation outcomes and recovery related thereto; the collectability of amounts due under financing arrangements with diamond mining and exploration companies; contributions to Company pension plans; and certain ongoing or planned real estate, product, marketing, retail, customer experience, manufacturing, supply chain, information systems development, upgrades and replacement, and other operational and strategic initiatives.

These forward-looking statements are based upon the current views and plans of management, speak only as of the date on which they are made and are subject to a number of risks and uncertainties, many of which are outside of our control. Actual results could therefore differ materially from the planned, assumed or expected results expressed in, or implied by, these forward-looking statements. While we cannot predict all of the factors that could form the basis of such differences, key factors include, but are not limited to: global macroeconomic and geopolitical developments; changes in interest and foreign currency rates; changes in taxation policies and regulations; shifting tourism trends; regional instability, violence (including terrorist activities), election-related or other political activities or events, and weather conditions that may affect local and tourist consumer spending; changes in consumer confidence, preferences and shopping patterns, as well as our ability to accurately predict and timely respond to such changes; shifts in the Company’s product and geographic sales mix; variations in the cost and availability of diamonds, gemstones and precious metals; changes in our competitive landscape; disruptions impacting the Company’s business and operations; failure to successfully implement or make changes to the Company’s information systems; gains or losses in the trading value of the Company’s stock, which may impact the amount of stock repurchased; and our ability to successfully control costs and execute on, and achieve the expected benefits from, the operational and strategic initiatives referenced above. Developments relating to these and other factors may also warrant changes to the Company’s operating and strategic plans, including with respect to store openings, closings and renovations, capital expenditures, information systems development, inventory management, and continuing execution on, or timing of, the aforementioned initiatives. Such changes could also cause actual results to differ materially from the expected results expressed in, or implied by, the forward-looking statements.

Additional information about potential risks and uncertainties that could affect the Company’s business and financial results is included under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2016 and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s most recent quarterly report on Form 10-Q. Readers of these documents should consider the risks, uncertainties and factors outlined above and in the Form 10-K in evaluating, and are cautioned not to place undue reliance on, the forward-looking statements contained herein. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances, except as required by applicable law or regulation.

# # #

TIFFANY & CO. AND SUBSIDIARIES
(Unaudited)

NON-GAAP MEASURES
The Company reports information in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). Internally, management also monitors and measures its performance using certain sales and earnings measures that include or exclude amounts, or are subject to adjustments that have the effect of including or excluding amounts, from the most directly comparable GAAP measure (“non-GAAP financial measures”). The Company presents such non-GAAP financial measures in reporting its financial results to provide investors with useful supplemental information that will allow them to evaluate the Company's operating results using the same measures that management uses to monitor and measure its performance. The Company's management does not, nor does it suggest that investors should, consider non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. These non-GAAP financial measures presented here may not be comparable to similarly-titled measures used by other companies.

Net Sales
The Company's reported net sales reflect either a translation-related benefit from strengthening foreign currencies or a detriment from a strengthening U.S. dollar. Internally, management monitors and measures its sales performance on a non-GAAP basis that eliminates the positive or negative effects that result from translating sales made outside the U.S. into U.S. dollars (“constant-exchange-rate basis”). Sales on a constant-exchange-rate basis are calculated by taking the current year's sales in local currencies and translating them into U.S. dollars using the prior year's foreign exchange rates. Management believes this constant-exchange-rate basis provides a useful supplemental basis for the assessment of sales performance and of comparability between reporting periods. The following table reconciles the sales percentage increases (decreases) from the GAAP to the non-GAAP basis versus the previous year:

	Two Months Ended December 31, 2016			Eleven Months Ended December 31, 2016
	GAAP Reported	Translation Effect	Constant- Exchange- Rate Basis	GAAP Reported	Translation Effect	Constant- Exchange- Rate Basis
Net Sales:
Worldwide	—%	(1)%	1%	(3)%	—%	(3)%
Americas	(4)	—	(4)	(6)	(1)	(5)
Asia-Pacific	7	(2)	9	(1)	(1)	—
Japan	16	8	8	12	12	—
Europe	(10)	(10)	—	(10)	(6)	(4)
Other	33	—	33	—	—	—

Comparable Store Sales:
Worldwide	(2)%	(1)%	(1)%	(5)%	1%	(6)%
Americas	(4)	(1)	(3)	(6)	—	(6)
Asia-Pacific	(4)	(1)	(3)	(10)	(2)	(8)
Japan	21	9	12	16	12	4
Europe	(11)	(7)	(4)	(14)	(4)	(10)
Other	(7)	—	(7)	(16)	—	(16)

Net Earnings
Internally, management monitors and measures its earnings performance excluding certain items listed below. Management believes excluding such items provides a useful supplemental basis for the assessment of the Company's results relative to the corresponding period in the prior year. The following tables reconcile certain GAAP amounts to non-GAAP amounts:

(in millions, except per share amounts)	GAAP	Impairment charges [a]	Specific cost-reduction initiatives [b]	Non-GAAP
Year Ended January 31, 2016
Selling, general & administrative expenses	$1,731.2	$(37.9)	$(8.8)	$1,684.5
As a % of net sales	42.2%			41.0%
Earnings from operations	760.1	37.9	8.8	806.8
As a % of net sales	18.5%			19.7%
Provision for income taxes [c]	246.0	13.6	3.2	262.8
Net earnings	463.9	24.3	5.6	493.8
Diluted earnings per share	3.59	0.19	0.05	3.83

[a]	Expenses associated with impairment charges related to a financing arrangement with Koidu Limited.

[b]
Expenses associated with specific cost-reduction initiatives which included severance related to staffing reductions and subleasing of certain office space for which only a portion of the Company's future rent obligations will be recovered.

[c]
The income tax effect has been calculated as both current and deferred tax benefit (expense), based upon the tax laws and statutory income tax rates applicable in the tax jurisdiction(s) of the underlying item.

Free Cash Flow
Internally, management monitors its cash flow on a non-GAAP basis. Free cash flow is calculated by deducting capital expenditures from net cash provided by operating activities. The ability to generate free cash flow demonstrates how much cash the Company has available for discretionary and non-discretionary purposes after deduction of capital expenditures. The Company's operations require regular capital expenditures for the opening, renovation and expansion of stores and distribution and manufacturing facilities as well as ongoing investments in information technology. Management believes this provides a useful supplemental basis for assessing the Company’s operating cash flows.

TIF-E